SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 18, 2014
Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-33748 (Commission File Number)	20 - 8718331 (I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900
Washington, D.C. 20005
(Address of Principal Executive Offices) (Zip Code)
(202) 728-0044
(Registrant's Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)
On August 18, 2014, the Board of Directors of DuPont Fabros Technology, Inc. (the “Company”) appointed James W. Armstrong as the Company’s Chief Accounting Officer to serve in such capacity until his successor has been duly appointed or qualified or until his earlier resignation or removal. Mr. Armstrong, 37, has served as the Company’s Vice President, Corporate Controller since December 2013. From August 2007 to December 2013, Mr. Armstrong served as the Company’s Director of Financial Reporting.
On August 21, 2014, the Company issued a press release announcing Mr. Armstrong’s appointment. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
On August 18, 2014, in connection with his appointment, the Board increased Mr. Armstrong’s annual base salary to $200,000 and awarded Mr. Armstrong 2,668 shares of restricted common stock of the Company. These shares are subject to forfeiture until they vest, and are scheduled to vest ratably over a period of three years, on September 1, 2015, September 1, 2016 and September 1, 2017. The award is subject to the terms and conditions of a restricted stock award agreement, a form of which has been filed previously as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.
On August 18, 2014, in connection with the appointment of Mr. Armstrong as the Company’s Chief Accounting Officer, the Company entered into a severance agreement (the “Severance Agreement”) with Mr. Armstrong. The terms of the Severance Agreement, which are substantially similar to the terms of the severance agreements between the Company and its named executive officers other than its Executive Chairman and President and Chief Executive Officer, which are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, provide that if Mr. Armstrong’s employment with the Company is terminated under certain circumstances, he will be entitled to specified compensation as discussed below.
If Mr. Armstrong’s employment is terminated by the Company without cause or by him for good reason:

•	he will receive a cash payment equal to the sum of (i) his base salary, plus (ii) his target award opportunity (“Target Opportunity”) under our short-term incentive compensation plan (a “STIC plan”);

•	all unvested equity awards that would have vested for 12 months following termination will fully vest and become exercisable or free from restrictions; and

•	he will be entitled to one year of health insurance coverage.
If, within 12 months following a change in control of the Company, Mr. Armstrong is terminated by the Company without cause or by him for good reason, he will receive:

•	a cash payment equal to two times his base salary;

•
a cash payment equal to two times the average of his three most recent annual incentive payments (or amounts approved for payment) under a STIC plan, if any, or, if fewer than three STIC plan payments have been paid (or approved for payment), the highest payment, if any, paid (or approved for payment) to him during the Agreement’s term (and if no such payments have been made or approved, then his Target Opportunity will be the basis for this payment);

•
a pro rata STIC plan cash payment for the year of termination in the amount approved by our board of directors, or, if no amount has been approved, an amount equal to his Target Opportunity for the year of termination, based on the number of days that he was employed that year; and

•	one year of health insurance coverage.
If, within three months before a change in control, Mr. Armstrong is terminated by the Company without cause or by him for good reason, he will receive:

•
a cash severance payment equal to any difference between (i) the amounts paid to him in connection with the pre-change in control termination and (ii) the amounts he would have received upon termination following a change in control; and

•
for unvested equity-based awards held by Mr. Armstrong that were forfeited or otherwise terminated, a cash payment equal to the value of such awards that would have vested had he remained employed by us through the change of control.

If Mr. Armstrong becomes disabled during the term of the Agreement, he will receive:

•	an amount equal to his or her target opportunity under a then-existing incentive compensation plan, prorated for the period of time during the year prior to his death or when he was not disabled; and

•	all unvested equity awards that would have vested during the 12 month period following termination will vest and become exercisable or free from restrictions; and

•	one year of health insurance coverage.
Definitions of “cause”, “good reason”, “change of control” and “disability” are contained in the Severance Agreement.
In connection with the Severance Agreement, Mr. Armstrong also entered into a Non-Disclosure, Assignment and Non-Solicitation Agreement (the “Non-Competition Agreement”) pursuant to which, for one year following the end of his employment term, he has agreed not to compete with the Company or solicit employees, tenants or certain prospective tenants of the Company. Mr. Armstrong’s compliance with the Non-Competition Agreement is a condition to the receipt of compensation under the Agreement. The Non-Competition Agreement is the same form of Non-Disclosure, Assignment and Non-Solicitation Agreement filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
The Severance Agreement is filed as Exhibit 10.1 to this Form 8-K, which is incorporated by reference herein. The summary set forth above does not purport to be complete and is qualified in its entirety by reference to this document.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are being filed herewith:

Exhibit No.	Exhibit

10.1	Severance Agreement between James W. Armstrong and DuPont Fabros Technology, Inc. dated August 18, 2014.

99.1	Press Release dated August 21, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.
August 22, 2014                    /s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr., Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Severance Agreement between James W. Armstrong and DuPont Fabros Technology, Inc. dated August 18, 2014.

99.1	Press Release dated August 21, 2014.